EXHIBIT 4.2

AMENDMENT TO:

ENVIRONMENTAL INFRASTRUCTURE HOLDINGS CORP.

2011 EMPLOYEE AND CONSULTANT STOCK COMPENSATION PLAN

Environmental Infrastructure Holdings, Corp., (the “Company”) adopted the 2001 Employee and Consultant Stock Compensation Plan effective May 3, 2011 (the “Plan”). The Board of Directors of the Company consent to and adopt the following amendment to the Plan, whereas Section 4 of the Plan will now read as follows:

4.   Shares Subject to the Plan. The total number of shares of Common Stock subject to this Plan is as follows: 16,200,000 shares of Common Stock for employees and directors, and 3,800,000 shares of Common Stock for advisors and/or eligible consultants.

CERTIFICATION OF ADOPTION
(By the Board of Directors)

The undersigned, constituting all members of the Board of Directors of Environmental Infrastructures Holding Corp., hereby certify that the foregoing Amendment to the Plan was adopted by their unanimous written consent dated October 26, 2011.

/s/ Michael D. Parrish                                                                                     /s/ Kurt M. Given
Michael D. Parrish, Chairman of the Board                                                 Kurt M. Given, Director

/s/ James K. Weber
James K. Weber, Director